Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement Form F-3 of Bit Brother Limited of our report dated November 12, 2021 relating to the consolidated financial statements and schedule of Bit Brother Limited as of June 30, 2021, 2020 and 2019, and for each of the years in the three-year period ended June 30, 2021, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.
Certified Public Accountants
Hong Kong, January 5, 2022